Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. COMPLETES ACQUISITION OF 278 BURGER KING® RESTAURANTS FROM BURGER KING CORPORATION

SYRACUSE, New York – (Businesswire) – May 30, 2012 – Carrols Restaurant Group, Inc. (“Carrols”) (Nasdaq: TAST) today announced that it has completed the acquisition of 278 BURGER KING® restaurants from Burger King Corporation (“BKC”). The acquired restaurants are located in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets. Carrols, which operates 574 BURGER KING® restaurants following the acquisition, is the brand’s largest franchisee, globally.

Total consideration to BKC included a 28.9% equity interest in Carrols (subject to certain limitations as previously disclosed) and total cash payments of approximately $16.2 million. The cash consideration was for refranchising fees of $9.4 million, inventory and cash of approximately $2.9 million and payments to be made over five years in conjunction with BKC’s assignment to Carrols of its right of first refusal on franchisee sales of BURGER KING® restaurants in 20 states. With the completion of the transaction, BKC’s President, North America Steve Wiborg and Chief Financial Officer Daniel Schwartz have also joined Carrols’ Board of Directors.

Dan Accordino, Chief Executive Officer and President of Carrols Restaurant Group, Inc. said, “This transaction significantly expands the scope of our operations, adds a number of new markets to our existing footprint and strategically positions us for future expansion. Our near-term focus will be on integrating the acquired restaurants and realizing the considerable opportunities to improve their operating and financial performance. Longer term, we look to expand and further build shareholder value through the acquisition and consolidation opportunities that we believe are present within the BURGER KING® system. This transaction, along with the close relationship that we have established with BKC, is an important part of this strategy.”

As separately announced, Carrols today also completed a financing in which it raised funds used to refinance its existing debt, to fund the cash consideration for the acquisition and to undertake the remodeling and transformation of over 450 restaurants over the next three and a half years.

Carrols Restaurant Group, Inc. is BKC’s largest franchisee, globally, with 574 BURGER KING® restaurants as of May 30, 2012 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company’s website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols’ expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.

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